                                                                     EXHIBIT 2.1
                                                                     -----------



                           ASSET PURCHASE AGREEMENT

                                    between

                     Pacific Aerospace & Electronics, Inc.

                   Skagit Engineering & Manufacturing, Inc.

                          NOVA-TECH Engineering, Inc.

                                      and

                the Shareholders of NOVA-TECH Engineering, Inc.



                          Dated as of March 22, 2000

                               TABLE OF CONTENTS

                                                                                          Page
ARTICLE 1. ASSET PURCHASE.................................................................  1
     1.1   Certain Definitions............................................................  1
           1.1.1   Class A Common.........................................................  1
           1.1.2   Class B Common.........................................................  1
           1.1.3   Code...................................................................  2
           1.1.4   Company Common Stock...................................................  2
           1.1.5   Consideration..........................................................  2
           1.1.6   Current Balance Sheet..................................................  2
           1.1.7   ESOP Debt..............................................................  2
           1.1.8   ESOP Shares............................................................  2
           1.1.9   Excise Tax.............................................................  2
           1.1.10   Knowledge.............................................................  2
           1.1.11   Material Adverse Change...............................................  2
           1.1.12   Material Adverse Effect...............................................  2
           1.1.13   ML Debt...............................................................  2
           1.1.14   Operating Agreement...................................................  2
     1.2   Asset Purchase.................................................................  3
     1.3   Excluded Assets................................................................  4
     1.4   Conveyance of Assets...........................................................  4
     1.5   Transfer of Liabilities........................................................  4
     1.6   Excluded Liabilities...........................................................  4
     1.7   Purchase Price.................................................................  5
     1.8   Allocation of Purchase Price...................................................  5
     1.9   Closing........................................................................  5
     1.10  Subsequent Actions.............................................................  5

ARTICLE 2. REPRESENTATIONS AND WARRANTIES.................................................  6
     2.1   Representations and Warranties to PA&E and Buyer...............................  6
           2.1.1   Incorporation; Articles and Bylaws.....................................  6
           2.1.2   Capitalization and Outstanding Capital Stock...........................  6
           2.1.3   No Subsidiaries........................................................  7
           2.1.4   Authority; Noncontravention............................................  7
           2.1.5   Financial Matters......................................................  7
           2.1.6   Litigation.............................................................  8
           2.1.7   Absence of Changes.....................................................  8
           2.1.8   Taxes.................................................................. 10
           2.1.9   Compliance with Laws................................................... 11
          2.1.10   Contracts.............................................................. 11
          2.1.11   Intellectual Property.................................................. 12
          2.1.12   Insurance.............................................................. 12
          2.1.13   Environmental Matters.................................................. 13
          2.1.14   Labor Matters.......................................................... 14

           2.1.15   Employee Benefit Matters..............................................  14
           2.1.16   Other Employee Matters................................................  16
           2.1.17   Property..............................................................  16
           2.1.18   Permits and Licenses..................................................  17
           2.1.19   Certain Interests.....................................................  17
           2.1.20   Certain Payments......................................................  17
           2.1.21   Consents and Approvals................................................  18
           2.1.22   Records...............................................................  18
           2.1.23   Warranties............................................................  18
           2.1.24   Brokers and Finders...................................................  18
           2.1.25   Restrictive Covenants.................................................  18
           2.1.26   Reliance..............................................................  18
     2.2   Representations and Warranties of PA&E and Buyer...............................  18
           2.2.1   Incorporation; Articles and Bylaws.....................................  18
           2.2.2   Authority; Authorization...............................................  19
           2.2.3   Noncontravention.......................................................  19
           2.2.4   Litigation.............................................................  19
           2.2.5   Consents and Approvals.................................................  19
           2.2.6   Brokers and Finders....................................................  19
     2.3   Representations and Warranties of the ESOP Trustee.............................  20
           2.3.1   Authority..............................................................  20
           2.3.2   Noncontravention.......................................................  20

ARTICLE 3. PRE-CLOSING CONDUCT AND AGREEMENTS.............................................  20
     3.1   Conduct of the Parties.........................................................  20
     3.2   Access to Properties, Books and Records........................................  21
           3.2.1   PA&E...................................................................  21
           3.2.2   The Company and the Shareholders.......................................  21
     3.3   Confidentiality................................................................  21
     3.4   Conduct of the Company's Business..............................................  21
           3.4.1   Properties and Assets..................................................  21
           3.4.2   Compensation...........................................................  22
           3.4.3   Indebtedness...........................................................  22
           3.4.4   Leases.................................................................  22
           3.4.5   Payments...............................................................  22
           3.4.6   Contracts and Agreements...............................................  23
           3.4.7   Shipments..............................................................  23
           3.4.8   Insurance..............................................................  23
           3.4.9   Governing Documents....................................................  23
           3.4.10  Capital Stock..........................................................  23
     3.5   Public Announcements...........................................................  23
     3.6   Notice of Breach...............................................................  23
           3.6.1   By the Company and the Shareholders....................................  23
           3.6.2   By PA&E................................................................  24
           3.7     Company Shareholder Approval...........................................  24
           3.8     Consents...............................................................  24

     3.9   Payment of ML Debt............................................................  24
     3.10  Further Assurances............................................................  24
     3.11  No Solicitation...............................................................  24

ARTICLE 4. CONDITIONS TO CLOSING.........................................................  25
     4.1   Conditions to the Obligations of PA&E and Buyer...............................  25
           4.1.1   Corporate Actions.....................................................  25
           4.1.2   Representations and Warranties........................................  25
           4.1.3   Performance of Obligations............................................  25
           4.1.4   No Material Adverse Change............................................  25
           4.1.5   Approvals; Consents...................................................  25
           4.1.6   Certificate...........................................................  25
           4.1.7   Audit.................................................................  26
           4.1.8   Environmental Assessment..............................................  26
           4.1.9   Capital Stock.........................................................  26
           4.1.10   Employment Agreements................................................  26
           4.1.11   Lease Amendments.....................................................  26
           4.1.12   Shareholders' Accounts...............................................  26
           4.1.13   Further Documents....................................................  26
     4.2   Conditions to the Obligations of the Company and the Shareholders.............  26
           4.2.1   Corporate Actions.....................................................  26
           4.2.2   Representations and Warranties........................................  27
           4.2.3   Performance of Obligations............................................  27
           4.2.4   Certificate...........................................................  27
           4.2.5   Employment Agreements.................................................  27
           4.2.6   Lease Amendments......................................................  27
           4.2.7   Shareholder Approval..................................................  27
           4.2.8   Further Documents.....................................................  27

ARTICLE 5. TERMINATION...................................................................  27
     5.1   Right to Terminate............................................................  27
           5.1.1   Mutual Consent........................................................  27
           5.1.2   Delay.................................................................  27
           5.1.3   Breach by PA&E or Buyer...............................................  28
           5.1.4   Breach by the Company or the Individual Shareholders..................  28
           5.1.5   Failure of the Company Shareholders to Approve........................  28
     5.2   Certain Obligations to Cease..................................................  28

ARTICLE 6. MISCELLANEOUS PROVISIONS......................................................  28
     6.1   Nonsurvival of Representations and Warranties.................................  28
     6.2   Release from Guaranties.......................................................  28
     6.3   Exhibits; Schedules...........................................................  28
     6.4   Notices.......................................................................  28
     6.5   No Assignment.................................................................  29
     6.6   Titles and Captions...........................................................  29
     6.7   Waiver........................................................................  29

             6.8   Amendment.............................................................  30
             6.9   Severability..........................................................  30
            6.10   Rights and Remedies...................................................  30
            6.11   Attorney Fees.........................................................  30
            6.12   Governing Law.........................................................  30
            6.13   Counterparts..........................................................  30
            6.14   Entire Agreement; No Other Beneficiaries..............................  30

EXHIBITS:
     Exhibit A - Bill of Sale
     Exhibit B - Assignment and Assumption Agreement
     Exhibit C - Employment Agreements

SCHEDULES:
     Schedule 1.3             Excluded Assets
     Schedule 1.4             Permitted Liens
     Schedule 2.1.2           Capitalization
     Schedule 2.1.3           Interests in Other Entities
     Schedule 2.1.5(b)        Absence of Undisclosed Liabilities
     Schedule 2.1.5(c)        Accounts Receivable
     Schedule 2.1.6           Litigation
     Schedule 2.1.7           Absence of Changes
     Schedule 2.1.8           Taxes
     Schedule 2.1.9           Compliance With Laws
     Schedule 2.1.10          Contracts
     Schedule 2.1.11          Intellectual Property
     Schedule 2.1.12          Insurance Policies
     Schedule 2.1.13          Environmental Matters
     Schedule 2.1.14          Labor Matters
     Schedule 2.1.15          Employee Benefit Matters
     Schedule 2.1.16          Employee Matters
     Schedule 2.1.17(a)       Real Property
     Schedule 2.1.17(c)       Tangible Personal Property
     Schedule 2.1.18          Permits and Licenses
     Schedule 2.1.19          Certain Interests
     Schedule 2.1.21          Consents and Approvals (Company)
     Schedule 2.1.23          Warranties
     Schedule 2.2.5           Consents and Approvals (PA&E)

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 22, 2000, by and among Pacific Aerospace & Electronics, Inc., a Washington corporation ("PA&E"), Skagit Engineering & Manufacturing, Inc., a Washington corporation ("Buyer"), NOVA-TECH Engineering, Inc., a Washington corporation (the "Company"), Hans Herrmann and Karl Herrmann (together, the "Individual Shareholders") and NOVA-TECH Engineering, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") (the Individual Shareholders and the ESOP are collectively referred to herein as the "Shareholders").

                                    RECITALS
                                    --------

     A. The Company is engaged in the business of professional engineering for the design and manufacturing of highly specialized manufacturing equipment, primarily for the aerospace industry (the "Business").

     B. The Individual Shareholders and the ESOP constitute all of the shareholders of the Company.

     C.   Buyer is a wholly-owned subsidiary of PA&E.

     D. Buyer is willing to purchase, and the Company is willing to sell, substantially all of the assets of the Company on the terms and conditions set forth in this Agreement.

                                   AGREEMENT
                                   ---------

     For valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

                                  ARTICLE 1.

                                ASSET PURCHASE

     1.1   Certain Definitions.  The following terms shall have the respective
           --------------------
meanings set forth in this Section.

           1.1.1 Class A Common. The term "Class A Common" shall mean the shares of Class A Common Stock, $.01 par value per share, of the Company, all of which are owned beneficially and of record by the Individual Shareholders.

           1.1.2 Class B Common. The term "Class B Common" shall mean the shares of Class B Super Common Stock, $.01 par value per share, of the Company.

           1.1.3 Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

           1.1.4 Company Common Stock. The term "Company Common Stock" shall mean all shares of Class A Common and Class B Common.

           1.1.5 Consideration. The term "Consideration" shall mean the amount payable by PA&E pursuant to Section 1.7.

           1.1.6 Current Balance Sheet. The term "Current Balance Sheet" shall have the meaning set forth in Section 2.1.5.

           1.1.7 ESOP Debt. The term "ESOP Debt" shall mean all indebtedness owed by the ESOP to the Company as of any relevant date.

          1.1.8 ESOP Shares. The term "ESOP Shares" shall mean the outstanding shares of Class B Common, all of which are owned of record by the ESOP.

          1.1.9 Excise Tax. The term "Excise Tax" shall mean any excise tax that may become payable by the Company to the Internal Revenue Service upon the repayment or other satisfaction of the ESOP Debt.

          1.1.10 Knowledge. The term "knowledge," whether or not such term is capitalized, when used in reference to an Individual Shareholder or the ESOP Trustee shall mean such person's actual awareness of a fact after reasonable inquiry. Reasonable inquiry by the Individual Shareholders shall be deemed to mean that the person has made inquiry of Hans Herrmann, Karl Herrmann, Sylvia Drennan and Mike Bowler (or such other persons who may replace them in the event they leave the Company between the date of this Agreement and the Closing Date) and nothing has come to the person's attention in the course of such inquiry or otherwise that would cause such person to believe that a representation might not be true.

          1.1.11 Material Adverse Change. The term "Material Adverse Change" shall mean a material adverse change in the business, results of operations, financial condition, assets or prospects of the Company.

          1.1.12 Material Adverse Effect. The term "Material Adverse Effect" shall mean a material adverse effect upon the business, results of operations, financial condition, assets or prospects of the Company.

          1.1.13 ML Debt. The term "ML Debt" shall mean all indebtedness owed by the Company to Merrill Lynch Business Financial Services, Inc., or its affiliates (collectively, "Merrill Lynch"), as of any relevant date.

          1.1.14 Operating Agreement. The term "Operating Agreement" shall mean the Operating Agreement, dated as of April 23, 1999, between PA&E and the Company, including any amendments thereto.

     1.2  Asset Purchase.  At the Closing (as defined in Section 1.9), the
          --------------
Company will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from the Company, all of the Company's assets, properties and rights (except the Excluded Assets, as defined below), whether real or personal, tangible or intangible, and wherever located (the "Assets"), which Assets include without limitation:

          1.2.1    cash, cash equivalents, and securities;

          1.2.2 interests in real property, including but not limited to (i) all leasehold interests and interests as a lessor or a lessee, (ii) all improvements, easements, and appurtenances to or located on real property, and
(iii) all contractual and other rights pertaining to real property, such as road and access rights, water rights, water delivery contracts, condemnation awards, and insurance proceeds;

          1.2.3 tangible personal property, including but not limited to manufacturing and office equipment, vehicles, inventory (whether raw materials, work in process, or finished goods), furniture, fixtures, drawings, designs and blueprints, materials and supplies, and spare and replacement parts;

          1.2.4 contracts, agreements, commitments, leases, licenses, purchase orders, sales orders, insurance policies and documents;

          1.2.5 governmental licenses, permits, approvals, authorizations, consents, franchises, tariffs, orders and other registrations required for the conduct of the Business, to the extent that they are assignable or otherwise transferable;

          1.2.6 patents, copyrights, trademarks, service marks and trade names, including any and all rights the Company has to use the names "NOVA-TECH", "NOVA-TECH Engineering" and all derivatives thereof, with the Company and the Shareholders not retaining any right to use, and hereby agreeing not to use, any such names or derivatives at any time after Closing to conduct any business; all registrations therefor; all applications pending or allowed therefor; and all other proprietary rights and intangible property, such as trade secrets, technology, software, operating systems, customer and supplier lists, know-how, formulae, slogans, processes and operating rights;

          1.2.7 accounts receivable that are reflected in the most recent of the Company Financial Statements, as defined in Section 2.1.5, or that have been billed since the date of the most recent of the Company Financial Statements;

          1.2.8 prepaid and deferred items, including but not limited to prepaid rentals, insurance, taxes and unbilled charges and deposits, to the extent they are assignable or otherwise transferable;

          1.2.9 operating data and records, including but not limited to, financial and accounting records, correspondence, budgets, and engineering and manufacturing records ;

          1.2.10   goodwill; and

          1.2.11   telephone lines and numbers.

      The foregoing transaction is referred to herein as the "Asset Purchase."

      1.3 Excluded Assets.  The Assets shall not include: (i) the Company's
          ---------------
corporate seal, minute books, charter documents and corporate stock record books; (ii) the Company's right to receive any payments on the ESOP Debt; (iii) any stock owned by the Company in SDS Technologies Corporation, a Washington corporation; or (iv) the art works and the two motor vehicles described on
Schedule 1.3 (collectively, the "Excluded Assets").
------------

      1.4   Conveyance of Assets.   Subject to the terms and conditions of this
            --------------------
Agreement, the sale, assignment, transfer and delivery of the Assets shall be effected by the Company's execution and delivery to Buyer at Closing of a Warranty Bill of Sale in substantially the form attached as Exhibit A (the "Bill of Sale") and all titles to all vehicles included in the Assets, together with any other instruments of transfer requested by Buyer, in form and substance sufficient to vest in Buyer all right, title and interest in and to the Assets, free and clear of any liens, claims or encumbrances of any kind, except as set forth on Schedule 1.4 (the "Permitted Liens").
         ------------

      1.5 Transfer of Liabilities.  On the Closing Date, the Company will assign
          -----------------------
to Buyer, and (A) Buyer will assume and agree to pay in the ordinary course of its business, (i) the liabilities of the Company set forth on the Current Balance Sheet, other than any Excluded Liabilities (as defined below), and (ii) the liabilities of the same type as those set forth on the Current Balance Sheet that were incurred by the Company in the ordinary course of business after the date of the Current Balance Sheet, other than any Excluded Liabilities (collectively, the "Liabilities"), and (B) Buyer will agree to assume the obligations of the Company under all contracts and agreements to which the Company is a party, other than any such obligations that constitute Excluded Liabilities (collectively, the "Obligations"). The Liabilities include reasonable attorneys fees and costs of the Company for the Asset Purchase, to the extent unpaid. Such assignment and assumption will be made pursuant to the terms of an Assignment and Assumption Agreement in substantially the form attached as Exhibit B (the "Assumption Agreement").

      1.6 Excluded Liabilities.  Except for the payment or assumption of the
          --------------------
Liabilities and the performance of the Obligations as specifically set forth in the Assumption Agreement, Buyer will not be obligated to pay or assume or perform, and neither Buyer nor PA&E shall be liable for, any liabilities or obligations of the Company, the Business or the Shareholders, known or unknown, contingent or absolute, accrued or otherwise (the "Excluded Liabilities"). The Excluded Liabilities include, but are not limited to, any liabilities or obligations: (a) for the ML Debt; (b) for any Excise Tax; (c) relating in any way to the ESOP, any of its present or former trustees, or any ESOP participants, including without limitation any liabilities or obligations, now existing or at any time hereafter arising, to make any contributions to the ESOP or to purchase or repurchase any stock or other interest of any ESOP participant; (d) of the Company to pay any dividends on or make any other distributions with respect to any of the Company Common Stock; (e) for any Tax, as defined in Section 2.1.8; (f) to any of the Shareholders, or any directors or officers of the Company; (g) to Seller's employees, except wages not yet payable as of the Closing Date and any accrued vacation or accrued sick pay for such employees; (h) relating to any issuances of securities; (i) incurred in connection with any dissolution of the Company; (j) under any "Environmental Law," as defined in Section 2.1.13; (k) that are undisclosed liabilities, except the liabilities described in subsection (ii) of Section 1.5; (l) any payments for obligations that constitute or relate to a violation of law or regulation;
(m) for any defaults of the Company for any payment or performance due before the Closing; (n) for any Contract required to be disclosed on Schedule 2.1.10 and not so disclosed; or (o) that is associated with any Excluded Asset.

      1.7 Purchase Price.  At Closing PA&E shall pay the Company $50,000.00 by
          --------------
check in exchange for the Assets (the "Consideration").

      1.8 Allocation of Purchase Price.  The parties agree, for purposes of IRS
          ----------------------------
Form 8594, to allocate the fair market value of the Assets among the classes of assets set forth in Treasury Regulation Section 1.1060-IT(d), as amended. The allocation prepared for Form 8594 purposes will be binding on Buyer and the Company for all federal, state and local tax purposes. Buyer and the Company agree to attach the Form 8594, with such allocation as mutually agreed, to their applicable federal income tax returns.

     1.9  Closing.  The closing of this transaction (the "Closing") shall take
          -------
place at the offices of Stoel Rives LLP, 3600 One Union Square, 600 University Street, Seattle, Washington, 98101 on a date to be mutually agreed by PA&E, Buyer, the Company and the Shareholders that is promptly after the meeting or written consent of the Shareholders to approve the Asset Purchase, and upon satisfaction or waiver of each other condition to the Closing set forth in this Agreement, or on such other date or at such other place and time as PA&E, Buyer, the Company and the Shareholders may agree (the "Closing Date").

     1.10 Subsequent Actions.  If, at any time after the Closing, PA&E or Buyer
          ------------------
shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Buyer its right, title or interest in, to, or under any Assets or any of the rights of the Company or otherwise to carry out this Agreement, the Company agrees, and the Shareholders agree to cause the Company or its successors, to execute and deliver, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of the Company, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such Assets and rights in Buyer or otherwise to carry out the purposes of this Agreement. If, at any time after the Closing, the Company shall consider or be advised that any actions or things are necessary or desirable to carry out this Agreement, Buyer agrees to take and do all such actions and things as may be necessary or desirable to carry out the purposes of this Agreement.

                                  ARTICLE 2.

                         REPRESENTATIONS AND WARRANTIES

     2.1  Representations and Warranties to PA&E and Buyer.  The Company and the
          ------------------------------------------------
Individual Shareholders jointly and severally represent and warrant to PA&E and Buyer that:

          2.1.1 Incorporation; Articles and Bylaws. The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company has all necessary corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as it is now being conducted and as proposed to be conducted. The Company is qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) are located or its business is conducted and in which the failure to so qualify would have a Material Adverse Effect. The Company has delivered to PA&E complete and accurate copies of the Company's Articles of Incorporation and Bylaws, each as amended to the date of this Agreement.

          2.1.2 Capitalization and Outstanding Capital Stock. The Company has authorized capital stock consisting of ten million (10,000,000) shares of Class A Common, and four million (4,000,000) shares of Class B Common. On the date of this Agreement, 2,850,000 shares of the Class A Common are outstanding, and 1,520,000 shares of the Class B Common are outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of the Company have been issued in violation of or are subject to any preemptive or similar rights granted to any former or existing shareholder pursuant to law, the Company's Articles of Incorporation, Bylaws, contract, federal or state securities laws, or otherwise. Other than pursuant to this Agreement or as described in Schedule 2.1.2, (a) there is no subscription, option, warrant,
             --------------
call, right, agreement or commitment granted or issued by or binding upon the Company or any shareholder of the Company or any participant in the ESOP (i) relating to the issuance, sale, delivery, voting, transfer, ownership or other rights to or affecting any shares of the Company's capital stock or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for shares of the Company's capital stock, or (ii) relating to the payment of amounts measured by changes in the value or price of any capital stock of the Company, and (b) the Company has no obligation of any kind to issue any additional securities. Except as described on Schedule 2.1.2, the Company
                                                   --------------
has no outstanding obligations to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. Schedule 2.1.2 sets forth (i) a
                                          --------------
complete and accurate list of all of the shareholders of the Company as of the date hereof, indicating the number of shares of the Company Common Stock held by each, and such shareholders shall continue to be all of the shareholders of the Company until the Closing Date, and (ii) a complete and accurate list of all participants in the ESOP, and a complete and accurate summary of the account balance of each participant in the ESOP, including the number of shares of Class B Common allocable to each such account, such list and summary required by this subsection (ii) to be as of the most recent date such information was prepared by the ESOP. Except as set forth on Schedule 2.1.2, all of the outstanding
                                    --------------
shares of capital stock of the Company are owned beneficially and of record as set forth on the Schedule 2.1.2, free and clear
                 --------------
of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations.

          2.1.3 No Subsidiaries. The Company does not own and has never owned, directly or indirectly, any outstanding capital stock or other ownership interest (or securities, rights or other interests convertible into capital stock or other ownership interest) in any other entity, except as set forth on
Schedule 2.1.3.
--------------

          2.1.4   Authority; Noncontravention.

                  a.  Authority.  The Company has full corporate power and
                      ---------
corporate authority, and each Individual Shareholder has full power and authority, to execute and deliver this Agreement, to consummate the transactions contemplated in this Agreement, and to carry out its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and the Individual Shareholders. This Agreement constitutes the valid and binding obligation of the Shareholders, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. To the best knowledge of the Company and the Individual Shareholders, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company and the Individual Shareholders or the consummation by the Company and the Individual Shareholders of the transactions contemplated by this Agreement.

                  b.  Noncontravention.  The execution and delivery of this
                      ----------------
Agreement by the Company and the Individual Shareholders, and the consummation of the transactions contemplated by this Agreement (i) will not conflict with the Articles of Incorporation or the Bylaws of the Company, and (ii) except for consents required to be obtained as set forth in Section 2.1.21, will not result in any violation of or a default or loss of a material benefit under, or permit the acceleration of any obligation under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Individual Shareholders or their respective properties that would have a Material Adverse Effect.

          2.1.5   Financial Matters.

                  a.  Financial Statements.  The Company has provided to PA&E
                      --------------------
true, correct and complete copies of the Company's (a) compiled balance sheet, statement of income and statement of cash flow for the fiscal years ended October 31, 1996, 1997, 1998 and 1999, including the related notes (collectively, the "Historical Financial Statements"), and (b) balance sheet as of January 31, 2000 (the "Current Balance Sheet") and the related statement of income for the period then ended (collectively, the "Current Financial Statements"). The Historical Financial Statements and the Current Financial Statements are collectively referred to as the "the Company Financial Statements." The Company Financial Statements are complete and accurate and present fairly the financial position, results of operations, and changes in financial position of the Company as of the dates and for the periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise indicated therein or in the notes to the Company Financial Statements.

                  b.  Absence of Undisclosed Liabilities. Except as set forth on
                      ----------------------------------
Schedule 2.1.5(b), and except for current liabilities incurred after the date of
-----------------
the Current Balance Sheet in the ordinary course of business and of a type and in an amount consistent with past practices, the Company does not have any material liability or obligation that is not accrued, reserved against, or disclosed in the Company Financial Statements.

                  c.  Accounts Receivable.  Schedule 2.1.5(c) contains a
                      -------------------   -----------------
complete and accurate list of all of the receivables of the Company (including accounts receivable, notes receivable and advances) that are reflected in the Current Balance Sheet or that have been billed since the date of the Current Balance Sheet (collectively, the "Receivables"). Except as set forth on Schedule
                                                                        --------
2.1.5(c), all of the Receivables reflect actual bona fide transactions and arose
-------
in the ordinary course of business. Each of the Receivables can be fully collected when due and in any event within 120 days after Closing, without resort to litigation and without offset, deduction or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable, consistent with the Company's prior practices, as reflected in the Current Balance Sheet.

          2.1.6   Litigation.  Except as set forth on Schedule 2.1.6, there is
                                                      --------------
no claim, litigation, proceeding or investigation of any kind pending by the Company or against the Company or the officers or directors of the Company in their capacities as such, or against the properties or business of the Company, and, to the knowledge of the Company and the Individual Shareholders, (i) no such claim, litigation, proceeding or investigation has been threatened, and
(ii) there is no basis for any such claim, litigation, proceeding or investigation. There are no actions, proceedings, suits, investigations, or inquiries pending, or to the best knowledge of the Company and the Individual Shareholders, threatened, that question the validity of this Agreement or any actions taken or to be taken pursuant to this Agreement.

          2.1.7   Absence of Changes.  Except as set forth on Schedule 2.1.7,
                                                              --------------
since January 31, 2000, the Company has not:

                  a.  Adverse Changes.  Suffered or been threatened with any
                      ---------------
Material Adverse Change;

                  b.  Damage.  Suffered any damage, destruction, requisition,
                      ------
taking or casualty loss, whether or not covered by insurance, of or to any of its assets or properties;

                  c.  Dividends.  Declared, set aside or paid any dividend or
                      ---------
other distribution (whether in cash, stock, property or any combination thereof) in respect of its capital stock, or directly or indirectly repurchased, redeemed or otherwise acquired any shares of its capital stock, or made any other payment to or for the account of its shareholders;

                  d.  Compensation.  Increased the rate or terms of compensation
                      ------------
payable or to become payable to any director, officer or key employee; changed the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment, severance or arrangement made to, for or with any employee; paid any special bonus or remuneration; executed or amended any written employment contract; or made any change in personnel policies;

                  e.  Expenditures.  Entered into any agreement, commitment or
                      ------------
transaction (including without limitation any borrowing, capital expenditure or capital financing; any purchase, acquisition, sale or other disposition of assets; any lease or sublease; any guaranty, assumption or endorsement of payment or performance of any loan or obligation of another; or any amendment, modification or termination of any existing agreement, commitment or transaction), except agreements, commitments or transactions in the ordinary course of business or as contemplated by this Agreement that will be performed in less than one year and do not involve the payment of, or obligation to pay, an amount greater than $50,000 in respect of any such agreement, commitment or transaction; or made any payment on or with respect to the ML Debt, except for required payments that were made when due under the terms of the ML Debt.

                  f.  Accounting Changes.  Made any change in accounting
                      ------------------
methods, principles or practices;

                  g.  Sales of Stock.  Issued or sold any capital stock or
                      --------------
issued or granted any option, warrant or right to purchase any capital stock or any security exercisable for the purchase of or convertible into capital stock or relating to the payment of amounts measured by changes in the value or price of any capital stock, or made any commitment to do any of the foregoing;

                  h.  Articles and Bylaws.  Amended its Articles of
                      -------------------
Incorporation or Bylaws;

                  i.  Business Not in the Ordinary Course.  Conducted any
                      -----------------------------------
business which is outside the ordinary course of business or not in the manner that it previously conducted its businesses to the extent such business has had or reasonably could be expected to have a Material Adverse Effect;

                  j.  Liabilities.  Except as set forth on Schedules 2.1.5(b)
                      -----------                          ------------------
and 2.1.6, incurred any liability which, either individually or in the
    -----
aggregate, is material to its business, results of operations, financial condition, properties, assets or prospects.

                  k.  Encumbrances.  Encumbered or consented to the encumbrance
                      ------------
of any of its property or assets, except in the ordinary course of business;

                  l.  Labor.  Experienced pending or threatened labor disputes,
                      -----
organizational activities or disturbances affecting in an adverse manner its business, results of operations, financial condition, properties, assets or prospects; or

                  m.  Further Adverse Changes.  Experienced or been threatened
                      -----------------------
with any change in its assets, liabilities, licenses, permits or franchises, or any change in any agreement to which it is a party or is bound, which, either individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

          2.1.8   Taxes.

                  a.  Tax.  "Tax" means any federal, state, local, or foreign
                      ---
income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
(S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  b.  Tax Return.  "Tax Return" means any return, declaration,
                      ----------
report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  c.  Tax Matters.
                      -----------

                      (1) The Company has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                      (2) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                      (3) No shareholder or director or officer (or employee responsible for Tax matters) of the Company has any knowledge that any governmental authority may assess, or has threatened to assess, any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any governmental authority or (B) as to which any of the Individual Shareholders or the directors and officers (or employees responsible for Tax matters) of the Company has knowledge. Schedule 2.1.8 lists all federal, state,
                                       --------------
local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after November 1, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of any audit. The Company has delivered to PA&E correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company since November 1, 1995.

          (4) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (5) The Company: has not filed a consent under Code (S) 341(f) concerning collapsible corporations; has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code (S) 280G; has not been a United States real property holding corporation within the meaning of Code (S) 897(c)(2) during the applicable period specified in Code (S) 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the Taxes of any person under Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise.

          (6)  Schedule 2.1.8 sets forth the following information with respect
               --------------
to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated by this Agreement): (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

          (7) The unpaid Taxes of the Company do not, as of the close of its October 31, 1999, taxable year, exceed the reserve for tax liability set forth on the balance sheet dated October 31, 1999. The Company has paid or has established a sufficient reserve for any Tax liability in respect of any fiscal period which includes or ends on the Closing Date.

          2.1.9  Compliance with Laws.  Except as set forth on Schedule 2.1.9,
                                                               --------------
the Company has at all relevant times conducted its business in compliance in all respects with the provisions of its Articles of Incorporation, Bylaws, and all applicable laws and regulations to the extent that the failure to so comply reasonably could be expected to have a Material Adverse Effect. The Company is not in violation of any applicable laws or regulations in any material respect. The Company is not subject to any outstanding judgment, order, writ, injunction or decree and has not been charged with, or, to its knowledge, threatened with a charge of, a violation of any provision of any applicable law or regulation.

          2.1.10 Contracts.

                 a.  Contracts and Commitments.  Schedule 2.1.10 contains a list
                     -------------------------   ---------------
of all of the contracts or agreements to which the Company is a party or by which it or any of its property is subject or bound in the following categories:
(i) notes, mortgages, deeds of trust, loan agreements, security agreements, guaranties, debentures, indentures, credit agreements and other evidences of indebtedness with respect to any indebtedness the principal amount of which exceeds $50,000; (ii) contracts or agreements with any director, officer or shareholder of the Company; (iii) leases of real property and leases of equipment or other personal property under which the Company is the lessee; (iv) letters of intent, commitments, option agreements, earnest money agreements, or other similar agreements pertaining to the lease, purchase or sale of any real property; (v) licenses and sublicenses material to the Company; (vi) contracts or agreements providing for payments to or by the Company in excess of $25,000 on an annual basis or any contract with a term exceeding one year; (vii) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services, and contracts or agreements relating to the payment of any commission or finder's fee; (viii) confidentiality or inventions assignment agreements with parties other than employees of the Company; and (ix) any contract or agreement not falling within any of the foregoing categories but nevertheless material to the Company (collectively, the "Contracts").

                 b. Validity; Absence of Defaults.  All of the Contracts are
                    -----------------------------
valid, binding and enforceable in accordance with their terms. The Company is not in default under or in violation of any provision of any Contract. No third party has asserted any claim or engaged in any dispute or controversy with the Company or withheld payments from or performance to the Company with respect to any Contract that has not been resolved. The Company has received no notice or warning of alleged nonperformance or other noncompliance with respect to its obligations under any Contract or any notice that any such Contract may be totally or partially terminated or suspended by the other party or parties thereto. Except for the consents and approvals specified in Schedule 2.1.21,
                                                             ---------------
neither the execution and delivery of this Agreement by the Company nor the consummation by it of the transactions contemplated by this Agreement will conflict with, violate, result in a breach of, or constitute a default under any of the Contracts or result in the creation of any lien or encumbrance upon the assets of the Company. Complete and accurate copies of all Contracts have been delivered to PA&E.

          2.1.11 Intellectual Property. The Company owns, or has a valid and binding license or licenses (as to which there are no defaults by any of the parties thereto) to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the Company's business as now conducted and as proposed to be conducted. Schedule
                                                                      --------
2.1.11 contains a complete and accurate list of all patents, patent
------
applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to the Company. There are no licenses or other agreements under which the Company has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by the Company is owned by it free and clear of all liens, claims, encumbrances or adverse claims of any third party. The conduct of the business of the Company does not conflict with or infringe upon any Intellectual Property rights of any other person, and no claims of conflict or infringement are pending or threatened against the Company. The Company has made all necessary filings and recordations and has paid all required fees and Taxes to maintain its ownership of Intellectual Property that is patented or registered in the United States Patent and Trademark Office and has made all necessary filings and recordations and has paid all required fees and Taxes to maintain its ownership of Intellectual Property that is patented or registered with applicable foreign agencies.

          2.1.12 Insurance.  Schedule 2.1.12 contains a complete and accurate
                             ---------------
list of all insurance policies maintained by the Company covering any property or asset of, or otherwise insuring, the Company. All such policies are in full force and effect, all premiums covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

Such insurance policies are valid and currently in force. Such insurance policies are sufficient for compliance with all requirements of law and agreements to which the Company is a party. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier during the past three-year period. Complete and accurate copies of all policies and endorsements thereto have been delivered to PA&E.

          2.1.13 Environmental Matters.

                 a. Definitions.  "Environmental Law" means any federal, state
                    -----------
or local statute, regulation or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws. "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions. "Asbestos-Containing Material" means any material containing more than one percent by weight of asbestos. "Prior Property" means any real property previously owned, leased, controlled, operated or occupied by the Company.

                 b. Hazardous Substances.  Except as specifically described in
                    --------------------
Schedule 2.1.13, no Hazardous Substance has been disposed of, spilled, leaked or
---------------
otherwise released in, on, under or from the Real Property (as defined in
Section 2.1.17(a) below) or the Prior Property by the Company, its employees or agents, or to the knowledge of the Company, by any other party. Except as described in Schedule 2.1.13, no Hazardous Substance (i) is or has been used,
             ---------------
treated, stored, generated, manufactured or otherwise handled on the Real Property or the Prior Property, or (ii), to the knowledge of the Company and the Individual Shareholders, has otherwise come to be located in, on or under the Real Property or the Prior Property. To the knowledge of the Individual Shareholders, no Hazardous Substance has been disposed of, spilled, leaked or otherwise released in, on, under or from property adjacent to or in the immediate vicinity of the Real Property or the Prior Property.

                 c. Asbestos; PCBs; Underground Storage Tanks.  None of the
                    -----------------------------------------
buildings, structures, fixtures or equipment on the Real Property contains any Asbestos-Containing Material, urea formaldehyde foam insulation, polychlorinated biphenyls in concentrations greater than 50 parts per million (including in any electrical equipment located on the Real Property), or any other Hazardous Substance which is prohibited or regulated when present in buildings, structures, fixtures or equipment. Except as set forth on Schedule 2.1.13,
                                                           ---------------
there are no underground storage tanks (whether or not excluded from regulation under any Environmental Law) on the Real Property, including any underground storage tanks in use, out of service, closed or decommissioned in place. Except as set forth on Schedule 2.1.13, all underground storage tanks previously on the
                ---------------
Real Property or previously owned or operated by the Company have been properly decommissioned in compliance with all applicable Environmental Laws.

                 d. Waste Disposal.  All wastes generated by the business of the
                    --------------
Company have been properly transported off site and disposed of in compliance with all applicable Environmental Laws. Except as described on Schedule 2.1.13,
                                                                ---------------
the Company has not arranged for the disposal or treatment of Hazardous Substances at, and has not transported or arranged for transportation on behalf of itself or any third party any Hazardous Substances to, any facility listed or proposed for listing on the National Priority List ("NPL") or the Comprehensive Environmental Response, Compensation, Liability Information System list ("CERCLIS") compiled by the Environmental Protection Agency or any similar or comparable list compiled or maintained by any state or local governmental authority.

                 e. Site Lists.  No portion of the Real Property or the Prior
                    ----------
Property is listed or proposed for listing on the CERCLIS or the NPL, or any similar or comparable list compiled or maintained by any state or local governmental authority. Except as described on Schedule 2.1.13, neither the
                                                ---------------
Company nor the Individual Shareholders have received notice, or have knowledge, of any claim that the Company is a potentially responsible party under Section 107 of the Comprehensive Environmental Response, Compensation and Liability Act or any similar or comparable state or local Environmental Law.

                 f. Environmental Reports.  The Company has disclosed and made
                    ---------------------
available to PA&E true, complete and correct copies or results of any reports, studies, analyses, tests or monitoring in the possession of or initiated by the Company pertaining to the existence of Hazardous Substances and any other environmental concerns relating to any of the Real Property, the Prior Property or the business of the Company.

          2.1.14 Labor Matters.  Except as set forth on Schedule 2.1.14, the
                                                        ---------------
Company has no collective bargaining agreement with any labor union. There has not been any strike, slowdown, picketing or work stoppage by employees of the Company, and no unfair labor practice charge, complaint or proceeding has been brought against the Company. To the knowledge of the Company and the Individual Shareholders, the Company has complied with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, employment termination, occupational safety, equal opportunity and discrimination, plant closures and layoffs and notice thereof, hiring of non-U.S. citizens and the payment of social security and similar taxes, and no person has asserted, and to the knowledge of the Individual Shareholders there is no basis for any person to assert, that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          2.1.15 Employee Benefit Matters.  With respect to the employees of the
Company:

                 a. Plans.  Schedule 2.1.15 contains a true and complete list of
                    -----   ---------------
each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit-sharing, savings, pension, or retirement plan, program, agreement or arrangement (collectively, the "Plans"), sponsored, maintained or contributed to or required to be contributed to by the Company or by any subsidiary of the Company or trade or business (whether or not incorporated) that is a member of a "controlled group" of which the Company is a member or under "common control" with the Company (within the meaning of Section 414(b) and (c) of the Code) (an "ERISA" Affiliate") for the benefit of any employee or former employee, including any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) subject to

Title IV of ERISA (a "Multiemployer Plan") to which the Company or any ERISA Affiliate contributes or is or was required to contribute;

                 b. Information Regarding Plans.  With respect to each of the
                    ---------------------------
Plans, the Company has heretofore delivered to PA&E true and complete copies of each of the following documents: (i) a copy of such Plan (including all amendments thereto); (ii) a copy of the annual report, if required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to such Plan for the last two years; (iii) a copy of the actuarial report, if required under ERISA with respect to such Plan for the last two years; (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan; (v) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to such Plan, including without limitation service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) the most recent determination letter received from the IRS with respect to such Plan if it is intended to be qualified under Section 401 of the Code.

                 c. New Plans; Modifications.  The Company has no plan or
                    ------------------------
commitment, whether legally binding or not, to create any additional employee welfare benefit plan (as defined in Section 3(1) of ERISA) or employee pension benefit plan (as defined in Section 3(2) of ERISA), and has no plan or commitment to modify or change any existing pension plan or welfare benefit plan, other than changes to comply with applicable law, that would affect any employee of the Company;

                 d. Continuing Benefits.  Except as may be required under COBRA,
                    -------------------
no Plan provides death, medical or health benefits (whether or not insured) with respect to current or former employees of the Company after any such employee's retirement or other termination of service (other than (i) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to COBRA, (ii) death benefits or retirement benefits under any pension plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, or (iv) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary). "COBRA" means the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA.

                 e. Determinations.  Each Plan of the Company   and of any ERISA
                    --------------
Affiliates that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and there is no fact or circumstance that would adversely affect such qualification or result in the imposition of any federal income tax liability or penalty on any member of the Company or any ERISA Affiliate.

                 f. Compliance.  Each of the Plans has been and is maintained,
                    ----------
operated and administered in compliance with its terms and any related documents or agreements and in accordance with all applicable laws, including but not limited to applicable provisions of ERISA and the Code. Neither the Company nor any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code and Section 406 of ERISA) in connection with any Plan that is subject to ERISA for which an exemption is not available.

                  g.  Claims.  There are no claims (other than claims for
                      ------
benefits in the normal course), actions or lawsuits asserted or instituted against, and neither the Company nor the Shareholders are aware of any pending or threatened assessment, complaint, proceeding, investigation, litigation or claims against the assets of any Benefit Plan (other than a Multiemployer Plan) or against any fiduciary of such Benefit Plan with respect to the operation of such Benefit Plan, which, if adversely determined, could have a material adverse effect on the business, results of operations, financial condition, assets or prospects of the Company or any ERISA Affiliate taken as a whole.

                  h.  Withdrawal Liability.  Neither the Company nor any ERISA
                      --------------------
Affiliate has incurred any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a "complete withdrawal" or a "partial withdrawal" (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan.

          2.1.16  Other Employee Matters. Except as described on Schedule
                                                                 --------
2.1.16, the Company is not bound by or subject to (and none of its properties is
------
bound by or subject to) any written or oral, express or implied, employment contract, commitment or arrangement with any employee, including, without limitation any "golden parachute" agreement, and all employees of the Company are employees at will. The Company has provided PA&E with copies of all relevant information regarding (i) vacation, holiday or sick leave policies or arrangements with employees, and (ii) compensation arrangements with employees and consultants, including compensation in the form of benefits, allowances, perquisites or otherwise.

          2.1.17  Property.

                  a.  Title to Real Property.  Schedule 2.1.17(a) contains a
                      ----------------------   ------------------
list of all real property owned or leased by the Company (the "Real Property"), including the dates of and parties to all leases and any amendments thereof. Except as described on Schedule 2.1.17(a), the Company has good and marketable fee simple title to any Real Property listed as owned by it on Schedule
                                                               --------
2.1.17(a), free and clear of all liens, mortgages, pledges, covenants,
---------
easements, restrictions, leases, charges, and other claims and encumbrances of any nature, except covenants, easements and restrictions of record.

                  b.  Condition of Real Property.  All Real Property (including
                      --------------------------
improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of the business of the Company. To the knowledge of the Company, neither the operations of the Company on any Real Property nor any improvements on the Real Property violate any applicable building or zoning code or regulation of any governmental authority having jurisdiction.

                  c.  Title to Tangible Personal Property.  Schedule 2.1.17(c)
                      -----------------------------------   ------------------
contains a complete and accurate list of all tangible personal property with a value in excess of $5,000 owned or leased by the Company (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof and the address at which such Tangible Personal Property is currently located. The Company has good and marketable title to all of the Tangible Personal Property listed as owned by it on Schedule 2.1.17(c), free and clear of all liens, mortgages, pledges, leases,
   ------------------
restrictions and other claims and encumbrances of any nature, except as set forth on Schedule 2.1.17(c).
         ------------------

                  d.  Condition of Tangible Personal Property.  Except as set
                      ---------------------------------------
forth on Schedule 2.1.17(c), the Tangible Personal Property is in good operating
         ------------------
condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of the Company. To the knowledge of the Individual Shareholders, all Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

          2.1.18  Permits and Licenses.  Schedule 2.1.18 contains a complete and
                                         ---------------
accurate list of all governmental licenses, permits and authorizations (collectively, "Permits") held by the Company. Except as set forth on Schedule
                                                                       --------
2.1.18, to the knowledge of the Individual Shareholders, the Company (i) holds
------
all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations; and (ii) is in compliance with each of the terms of each of the Permits, and there are no claims of violation by the Company of any Permit. Complete and accurate copies of all Permits held by the Company have been delivered to PA&E.

          2.1.19  Certain Interests.  Except as set forth on Schedule 2.1.19, no
                                                             ---------------
current or former shareholder of the Company and no entity owned or controlled by any of them (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company, (b) is indebted to the Company, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has any transactions with, the Company. Except as set forth on Schedule 2.1.19, the
                                                       ---------------
Company is not indebted to any shareholder, director or officer of the Company (or any entity owned or controlled by one or more of such parties), except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from the Company to any shareholder, officer, director or employee of the Company (or any entity owned or controlled by one or more of such parties).

          2.1.20 Certain Payments. Neither the Company nor any shareholder, officer or director of the Company, nor any other person or entity has, directly or indirectly, on behalf of or with respect to the Company or the business or operations of the Company (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which the Company sells or from which the Company buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to the Company; (b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United

States or any other country or territory; or (c) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets which have been and are reflected in the normally maintained books and records of the Company.

          2.1.21  Consents and Approvals.  Except as set forth on Schedule
                                                                  --------
2.1.21 (which includes a list of all consents, approvals, authorizations or
------
filings to be obtained or made), no consent, approval, or authorization of any entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by the Company or the Shareholders except filings by PA&E pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such Act (the "1934 Act").

          2.1.22 Records. The books of account of the Company are complete and accurate in all material respects. Complete and accurate copies of the books and records of the Company have been made available for PA&E's review.

          2.1.23   Warranties.  Schedule 2.1.23 contains any standard forms of
                                ---------------
warranties provided by the Company. The Company has not made any warranties or guarantees with respect to its services other than those disclosed on Schedule
                                                                      --------
2.1.23.
------

          2.1.24 Brokers and Finders. Neither the Company nor any Shareholder, officer, director or employee of the Company has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the transactions contemplated in this Agreement.

          2.1.25 Restrictive Covenants. The Company is not a party to any agreement, contract or covenant limiting the freedom of the Company to compete in any line of business or with any person or other entity in any geographic area.

          2.1.26 Reliance. The Company and the Individual Shareholders recognize and agree that, notwithstanding any investigation by PA&E or Buyer, PA&E and Buyer are relying upon the representations and warranties made by the Company and the Individual Shareholders in this Agreement.

     2.2  Representations and Warranties of PA&E and Buyer.  PA&E and Buyer
          ------------------------------------------------
jointly and severally represent and warrant to the Company and the Individual Shareholders that:

          2.2.1 Incorporation; Articles and Bylaws. Each of PA&E and Buyer is a corporation duly organized and validly existing under the laws of the State of Washington. Each of PA&E and Buyer has all necessary corporate power and authority to own, operate, and lease its assets and properties and to carry on its business, including its business as proposed to be conducted. True and correct copies of the Articles of Incorporation and Bylaws of PA&E and Buyer have been or prior to the Closing will be delivered to the Company.

          2.2.2 Authority; Authorization. Each of PA&E and Buyer has full corporate power and corporate authority to execute and deliver this Agreement, to consummate the transactions contemplated in this Agreement, and to carry out its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by PA&E and Buyer, and constitutes the valid and binding obligation of PA&E and Buyer, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. To the knowledge of PA&E and Buyer, assuming the accuracy of the representations made by the Company and the Shareholders, other than reporting obligations of PA&E under the 1934 Act, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by PA&E or Buyer or the consummation by PA&E or Buyer of the transactions contemplated in this Agreement.

          2.2.3 Noncontravention. The execution and delivery of this Agreement by PA&E and Buyer and the consummation of the transactions contemplated by this Agreement (i) will not conflict with the Articles of Incorporation or the Bylaws of PA&E or Buyer and (ii) except for consents required to be obtained as set forth in Section 2.2.5, will not result in any violation of or a default or loss of a material benefit under, or permit the acceleration of any obligation under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PA&E or Buyer or their respective properties that would have a material adverse effect on the business or financial condition of PA&E.

          2.2.4 Litigation. There is no claim, litigation, proceeding or investigation pending by PA&E or against PA&E or the officers or directors of PA&E in their capacities as such, or against the properties or business of PA&E that should have been reported on PA&E's annual report on Form 10-K for the fiscal year ended May 31, 1999, and, to the best knowledge of PA&E, no such claim, litigation, proceeding or investigation has been threatened and there is no basis for any such claim, litigation, proceeding or investigation. There are no actions, proceedings, suits, investigations, or inquiries pending, or to the best knowledge of PA&E, threatened, that question the validity of this Agreement or any actions taken or to be taken pursuant to this Agreement.

          2.2.5   Consents and Approvals.  Except as set forth on Schedule 2.2.5
                                                                  --------------
(which includes a list of all consents, approvals, authorizations or filings to be obtained or made), no consent, approval, or authorization of any entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by PA&E and Buyer.

          2.2.6 Brokers and Finders. Neither PA&E nor Buyer, nor any shareholder, officer, director or employee of PA&E or Buyer, has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the transactions contemplated by this Agreement.

     2.3  Representations and Warranties of the ESOP Trustee.  The person or
          --------------------------------------------------
entity executing this Agreement on behalf of the ESOP represents and warrants on behalf of the ESOP to PA&E and Buyer that:

          2.3.1 Authority. The ESOP Trustee has full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated in this Agreement, and to carry out its obligations and the obligations of the ESOP under this Agreement. This Agreement constitutes the valid and binding obligation of the ESOP, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. To the best knowledge of the ESOP Trustee, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the ESOP Trustee or the consummation by the ESOP of the transactions contemplated by this Agreement.

          2.3.2 Noncontravention. The execution and delivery of this Agreement by the ESOP Trustee, and the consummation of the transactions contemplated by this Agreement (i) will not conflict with the documents governing the ESOP, and (ii) except for consents required to be obtained as set forth in Section 2.1.21, will not result in any violation of or a default or loss of a material benefit under, or permit the acceleration of any obligation under any indenture, agreements, or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the ESOP or the ESOP Trustee that would have a Material Adverse Effect.

                                  ARTICLE 3.

                       PRE-CLOSING CONDUCT AND AGREEMENTS

     From the date of this Agreement until the Closing, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by PA&E and Buyer, the parties agree that:

     3.1  Conduct of the Parties.  Before Closing, each of the parties will
          ----------------------
fully cooperate with the other party and its counsel and accountants in connection with any steps required to be taken as part of the obligations of the parties under this Agreement. Each of the parties agrees not to take any action, and the Shareholders agree not to cause the Company to take any action, which would, as of the Closing Date, cause any warranties or representations contained in this Agreement and applicable to them to be false or misleading. Each of the parties agrees to use their best efforts, and the Shareholders agree to cause the Company to use its best efforts, to (a) take all actions necessary to render accurate as of the Closing Date their respective representations and warranties contained in this Agreement, and (b) perform or cause to be satisfied each covenant, obligation or condition to be performed or satisfied by them prior to the Closing Date.

     3.2  Access to Properties, Books and Records.
          ---------------------------------------

          3.2.1 PA&E. To permit PA&E and Buyer to conduct their due diligence investigation, the Company and the Shareholders will permit PA&E, Buyer and their agents to have reasonable access to the premises in which the Company conducts its business and to all of its books, records, and personnel files and will furnish to PA&E and Buyer such financial data, operating data, and other information as they shall reasonably request, and the Company and the Shareholders will permit PA&E, Buyer and their agents to contact employees and customers of the Company.

          3.2.2 The Company and the Shareholders. To permit the Company and the Shareholders to conduct their due diligence investigation, PA&E will provide the Company and the Shareholders and their agents with access to any of its public filings with the Securities and Exchange Commission and will furnish to the Company and the Shareholders such financial data, operating data, and other information as the Company or the Shareholders shall reasonably request.

     3.3  Confidentiality.  The parties each agree to comply with and be bound
          ---------------
by the terms of the confidentiality agreement between PA&E and the Company which had been fully executed on August 10, 1998 (the "Confidentiality Agreement").

     3.4  Conduct of the Company's Business.  In addition to the provisions of
          ---------------------------------
this Agreement, the Company will, and the Shareholders will cause the Company to, conduct its business in accordance with all of the provisions of the Operating Agreement. The Company will, and the Shareholders will cause the Company to: (i) conduct the Company's business in a reasonable and prudent manner in accordance with past practices and keep the Company's business intact,
(ii) not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the Company's business, and (iii) use commercially reasonable efforts to preserve the Company's existing business and relationships with its employees, customers, suppliers, directors, officers, agents and others, to preserve and protect its properties, to conduct its business in compliance with all applicable laws and regulations, and to maintain the goodwill and reputation associated with its business. The parties understand and agree that (a) PA&E and Buyer must be consulted on every material issue and matter which may affect the business or operations of the Company after the date of this Agreement, and (b) no such issue or matter shall be acted on without the prior written consent of PA&E and Buyer. Subject to the foregoing, the Company shall comply, and the Shareholders agree to cause the Company to comply, with the following covenants (except to the extent that PA&E and Buyer gives their prior written consent otherwise):

          3.4.1   Properties and Assets.

                  a.  Maintenance.  The Company shall exercise commercially
                      -----------
reasonable efforts to maintain all of its properties and assets, tangible or intangible, in good operating condition and repair, and take all steps necessary to keep its operations functioning properly.

                  b.  Liens and Encumbrances.  The Company shall not further
                      ----------------------
encumber or permit to be further encumbered any of its properties or assets.

                  c.  Disposition.  The Company shall not purchase, sell, lease
                      -----------
or dispose of or make any contract for the purchase, sale, lease or disposition of or subject to lien or security interest any properties or assets other than in the ordinary and usual course of its business consistent with the representations and warranties contained in this Agreement and not in breach of any of the provisions of this Agreement.

          3.4.2 Compensation. The Company shall not grant any salary increase to, or increase the draw of, any of its officers, directors, or employees, or enter into any new, or amend or alter any existing, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any agreements or documents relating to the ESOP, or any employment or consulting agreement.

          3.4.3 Indebtedness. The Company shall not create, agree to or incur: (a) any liabilities or obligations, contingent or otherwise, (i) in respect of borrowed money (other than borrowings pursuant to the Company's existing line of credit) or pursuant to the Operating Agreement, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, which are paid not later than 60 days after their original due date, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of the Company with respect to any letter of credit;
(b) any interest swap or hedging obligations; (c) any guarantee by the Company of, or any pledge by the Company of any of its assets to secure, any liabilities or obligations of any other person or entity; (d) any obligation of the Company to purchase, redeem or acquire any of its stock or other equity interests; or
(e) any deferrals, renewals, extensions, refinancing or refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c),
(d) or this clause (e) (all of the foregoing collectively referred to as the "Designated Indebtedness"). At all times after the date of this Agreement and on the Closing Date, the outstanding balance on the Company's existing line of credit shall not exceed $500,000 without the prior written consent of PA&E, and on the Closing Date the Company shall not have any Designated Indebtedness, other than that line of credit and borrowings pursuant to the Operating Agreement.

          3.4.4   Leases.  The Company shall not enter into any leases.

          3.4.5 Payments. Except as otherwise specified in this Agreement, the Company shall not pay any obligation or liability (fixed or contingent) or discharge or satisfy any lien or encumbrance, or settle any claim, liability or suit pending or threatened against it or any of its properties, except for liabilities on the Current Balance Sheet or current liabilities incurred between the date of the Current Balance Sheet and the Closing Date in the ordinary and usual course of business consistent with the Company's representations and warranties contained in this

Agreement and not in breach of any of the provisions of this Agreement. The Company shall not make any payments of or with respect to the ML Debt.

          3.4.6 Contracts and Agreements. The Company shall not enter into any contract, agreement or commitment not in the ordinary course of business, including without limiting the generality of the foregoing, any contract, agreement or commitment for the purchase of any materials or supplies. The Company shall not modify, amend, cancel or terminate any of the Contracts or waive any rights under any of the Contracts or any other material contracts or agreements. The Company and the ESOP shall not amend any agreement or documents relating to the ESOP or the ESOP Debt.

          3.4.7 Shipments. The Company shall not, other than in the ordinary course of business, curtail purchases or accelerate shipments beyond customer requirements.

          3.4.8 Insurance. The Company shall maintain in full force and effect its policies of insurance.

          3.4.9 Governing Documents. The Company will not make any change in its Articles of Incorporation or Bylaws.

          3.4.10 Capital Stock. The Company will not (a) issue or cause to be issued any additional shares of its capital stock, (b) effect any subdivision of its outstanding capital stock, or purchase or redeem any capital stock, (c) declare, make or pay any dividend, distribution or payment in respect of its capital stock, or (d) grant or issue any options, warrants or other rights to acquire any capital stock or other equity securities, whether by conversion or otherwise, or make any commitment to do any of the above.

     3.5  Public Announcements.  Promptly after the execution of this Agreement,
          --------------------
PA&E may at its option issue a press release in a form reasonably satisfactory to the Company and the Shareholders. Thereafter, PA&E and the Shareholders will consult with each other with respect to any news release or other announcement to the public concerning the Asset Purchase, including without limitation announcements to mutual customers or suppliers or potential customers or suppliers or any statement to their employees generally concerning or relating to the Asset Purchase. Neither the Shareholders, nor the Company nor PA&E nor Buyer, nor any person affiliated with any of them, will issue or approve a news release or other announcement concerning this transaction without the prior written consent of the other party, except for announcements, reports or any other information which PA&E believes on the advice of counsel to be required to be disclosed by applicable securities laws. Except as otherwise required by applicable securities laws or other applicable law or as agreed by the parties, the terms of this Agreement will be confidential.

     3.6  Notice of Breach.
          ----------------

          3.6.1 By the Company and the Shareholders. The Company and the Shareholders will immediately give written notice to PA&E and Buyer of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by the Company or the Shareholders, or a failure by the Company or the Shareholders to comply with any covenant, condition or agreement contained in this Agreement.

          3.6.2 By PA&E. PA&E and Buyer will immediately give written notice to the Company and the Shareholders of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by PA&E or Buyer or a failure by PA&E or Buyer or to comply with any covenant, condition or agreement contained in this Agreement.

     3.7  Company Shareholder Approval.  The Shareholders covenant and agree
          ----------------------------
that a meeting of the shareholders of the Company shall be held within 21 days after the date of this Agreement, after proper notice to shareholders pursuant to the Company's Articles of Incorporation, Bylaws and applicable law, or if practical, a unanimous consent of the Shareholders shall be signed promptly after the date of this Agreement, to consider and approve the Asset Purchase and any other actions necessary to authorize the transactions contemplated by this Agreement. The Individual Shareholders hereby agree to vote all of their shares of Company Common Stock in favor of the Asset Purchase and any such other actions.

     3.8  Consents.  The Company, the Individual Shareholders and PA&E and Buyer
          --------
will cooperate and use their respective best efforts, between the date of this Agreement and the Closing Date, to obtain all consents, approvals (including shareholder approval), licenses or permits that may be required in connection with this Agreement and the transactions contemplated hereby.

     3.9  Payment of ML Debt.  The Individual Shareholders agree to pay in full
          ------------------
the ML Debt at the time of the Closing.

     3.10 Further Assurances.  Subject to the terms and conditions of this
          ------------------
Agreement, each of the parties agrees to use their respective best efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Asset Purchase, subject, in the case of the ESOP, to its fiduciary duty under ERISA.

     3.11 No Solicitation.  The Company and the Shareholders shall not, directly
          ---------------
or indirectly, take any of the following actions, and the Company and the Shareholders shall not permit the Company or its officers, directors or employees, or their respective investment bankers, attorneys, accountants, or other agents or persons retained by any of them, directly or indirectly, to take any of the following actions: encourage, initiate, or solicit any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to, or respond to any inquiries or proposals by, or have any discussions with, any person or entity other than PA&E and Buyer relating to any financing, merger, acquisition, business combination, or purchase of all or substantially all or a substantial part of the business or assets of the Company or the acquisition of any outstanding equity securities or the issuance of any equity securities of the Company, and they will immediately cease any existing activities, discussions or negotiations with any parties with respect to any of the foregoing. The Company and the Shareholders will notify PA&E and Buyer immediately if any such inquiries or proposals are received by, any such information is required or requested from or any negotiations or discussions are sought to be initiated or continued with the Company or with any person on behalf of the Company, and the Company and the Shareholders will inform PA&E and Buyer of the identity of the offeror or party making any proposal and provide PA&E and Buyer with a copy of all written material relating to any such offer or proposal.

                                   ARTICLE 4

                             CONDITIONS TO CLOSING

     4.1  Conditions to the Obligations of PA&E and Buyer.  All obligations of
          -----------------------------------------------
PA&E and Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at Closing, of each of the following conditions, any one or more of which may be waived by PA&E and Buyer in writing:

          4.1.1 Corporate Actions. All actions required to be taken by, or on the part of, the Company or the Shareholders to authorize the execution, delivery and performance of this Agreement by the Shareholders, and the consummation of the transactions contemplated by this Agreement (including without limitation approval by the Shareholders as required by the Washington Act of the Asset Purchase), shall have been duly and validly taken by the Company and the Shareholders.

          4.1.2   Representations and Warranties.   The representations and
warranties of the Company and the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date, with the same effect as though such representations and warranties had been made at and as of the Closing Date.

          4.1.3 Performance of Obligations. Each of the obligations of the Company and the Shareholders required to be performed by them on or before the Closing Date pursuant to the terms of this Agreement shall have been performed as required.

          4.1.4 No Material Adverse Change. There shall have been, between the date of this Agreement and the Closing, no Material Adverse Change.

          4.1.5 Approvals; Consents. All required approvals, consents, authorizations and waivers with regard to the transactions contemplated by this Agreement, including those required by state and federal regulatory authorities, approval of the Boards of Directors of PA&E and Buyer and the Company, approval by the shareholders of the Company, and, if PA&E shareholder approval is required by law or PA&E elects to require such approval, by shareholders of PA&E, shall have been obtained or waived, and all third-party consents and waivers required by, or required to prevent a breach or default by the Company under, any contract, lease, note or other document to which the Company is a party or any permit, license or other governmental authorization held by the Company shall have been obtained, and PA&E and Buyer shall have received copies of such consents and waivers in a form acceptable to PA&E and Buyer.

          4.1.6 Certificate. The Company and the Shareholders shall have delivered to PA&E and Buyer a certificate to the effect of Sections 4.1.1 through 4.1.5, signed by the Company and the Shareholders.

          4.1.7 Audit. If PA&E determines that it is necessary or appropriate, the Company shall have permitted the audit of its financial statements for the most recent three fiscal years, or for such shorter period as PA&E may determine, by an independent accounting firm selected by PA&E.

          4.1.8   Environmental Assessment.   If PA&E elects to do so, PA&E
shall have obtained an environmental assessment of any real property leased by the Company, and the results of the assessment shall be acceptable to PA&E in its sole discretion.

          4.1.9 Capital Stock. All of the outstanding capital stock of the Company shall be owned beneficially and of record by the Individual Shareholders and the ESOP, and there shall be no agreements or other rights, other than this Agreement, pursuant to which any person or entity would have any right to acquire any securities of the Company either from the Company or from the Shareholders.

          4.1.10 Employment Agreements. PA&E shall have received fully executed employment agreements substantially as attached hereto as Exhibit C between Buyer and each of Hans Herrmann and Karl Herrmann (the "Employment Agreements").

          4.1.11 Lease Amendments. The Company and HHD Associates shall have executed and delivered mutually agreeable lease amendments (the "Lease Amendments").

          4.1.12 Shareholders' Accounts. Any amounts owed by Shareholders to the Company, as set forth on Schedule 2.1.19, shall have been paid to the
                             ---------------
Company, and any amounts owed by the Company to its shareholders, as set forth in Schedule 2.1.19, shall have been canceled, and there shall be no other
   ---------------
amounts receivable from or payable to the Shareholders by the Company, other than for compensation for the current pay period coming due in the ordinary course of business; provided, however, that (i) the $28,412 payable to the Company from Hans Herrmann and the $14,674 payable to the Company from Karl Herrmann arising from the Company's payment of the premium on life insurance owned by each such Individual Shareholder on the life of the other Individual Shareholder need not be repaid to the Company; and (ii) Buyer shall have no obligation to make any further premium payments on such insurance policies or to make any payments to the Individual Shareholders in respect of the federal income tax payable by the Individual Shareholders arising from such premium payments by the Company.

          4.1.13 Further Documents. The Company and the Shareholders shall have executed and delivered any other documents and rendered any other performance necessary to consummate the transactions contemplated by this Agreement.

     4.2  Conditions to the Obligations of the Company and the Shareholders.
          -----------------------------------------------------------------
All obligations of the Company and the Shareholders under this Agreement are subject to the fulfillment and satisfaction, prior to or at Closing, of each of the following conditions, any one or more of which may be waived by the Company and the Shareholders in writing:

          4.2.1 Corporate Actions. All actions required to be taken by, or on the part of, PA&E or Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by PA&E and Buyer.

          4.2.2 Representations and Warranties. The representations and warranties of PA&E and Buyer contained in this Agreement shall be true and correct at and as of the Closing Date, with the same effect as though such representations and warranties had been made at and as of the Closing Date.

          4.2.3 Performance of Obligations. Each of the obligations of PA&E or Buyer required to be performed by PA&E or Buyer on or before the Closing Date pursuant to the terms of this Agreement shall have been performed as required.

          4.2.4 Certificate. PA&E and Buyer shall have delivered to the Company and the Shareholders a certificate to the effect of Sections 4.2.1 through 4.2.3, signed by the President of PA&E and an officer of Buyer.

          4.2.5 Employment Agreements. The Company shall have executed and delivered the Employment Agreements with each of Hans Herrmann and Karl Herrmann.

          4.2.6 Lease Amendments. The Company and HHD Associates shall have executed and delivered the Lease Amendments.

          4.2.7 Shareholder Approval. The Company shall have obtained the approval of its shareholders required by Washington law for the Asset Purchase.

          4.2.8 Further Documents. PA&E and Buyer shall have executed and delivered any other documents and rendered any other performance necessary to consummate the transactions contemplated by this Agreement.

                                  ARTICLE 5.

                                  TERMINATION

     5.1  Right to Terminate.  Notwithstanding anything to the contrary in this
          ------------------
Agreement, this Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time prior to the Closing:

          5.1.1 Mutual Consent. By mutual consent of PA&E, Buyer, the Company and the Shareholders.

          5.1.2 Delay. By either PA&E and Buyer or the Company and the Shareholders, if the Closing shall not have occurred by April 30, 2000.
However, the right to terminate this Agreement under this Section 5.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          5.1.3 Breach by PA&E or Buyer. By the Company and the Shareholders (if they are not in breach of this Agreement), if PA&E or Buyer breaches any of their representations and warranties in any material respect or fails to comply in any material respect with any of their obligations or agreements contained in this Agreement.

          5.1.4 Breach by the Company or the Individual Shareholders. By PA&E and Buyer (if they are not in breach of this Agreement), if the Company or any of the Individual Shareholders breach any of their representations and warranties in any material respect or fail to comply in any material respect with any of their obligations or agreements contained in this Agreement.

          5.1.5 Failure of the Company Shareholders to Approve. By PA&E and Buyer, if a unanimous consent or a meeting of shareholders of the Company has not occurred as required by Section 3.7, or a meeting having been duly held, if the shareholders of the Company fail to approve the Asset Purchase and any other action necessary to authorize the transactions contemplated by this Agreement, within 21 days after the date of this Agreement.

     5.2  Certain Obligations to Cease.  If this Agreement is terminated
          ----------------------------
pursuant to Section 5.1, all obligations of the parties to this Agreement shall terminate and there shall be no liability of any party to this Agreement to any other party, except: (a) for breaches of Section 3.3 or 3.11, and (b) that nothing in this Agreement will relieve any party from liability for any willful breach of this Agreement.

                                  ARTICLE 6.

                           MISCELLANEOUS PROVISIONS

     6.1  Nonsurvival of Representations and Warranties.  None of the
          ---------------------------------------------
representations and warranties in this Agreement shall survive the Closing. This Section 6.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

     6.2  Release from Guaranties.  Promptly after the Closing, Buyer and PA&E
          -----------------------
will take the actions necessary to have Sterling Savings Bank release the Individual Shareholders from their personal guaranties of indebtedness of the Company to Sterling Savings Bank.

     6.3  Exhibits; Schedules.  Each Exhibit to this Agreement and each
          -------------------
Schedule delivered pursuant to the terms of this Agreement is incorporated into this Agreement by reference.

     6.4  Notices.  Any notice or other communications required or permitted
          -------
under this Agreement shall be sufficiently given if in writing and shall be deemed given or made when delivered personally, by facsimile, or by courier (with signed receipt), or three days after sent by certified or registered mail, return receipt requested, to the following addresses or to such other address as a party may designate in writing to the others:

To PA&E or Buyer:                          With a copy to:
-----------------------------------------------------------------------------
Pacific Aerospace & Electronics, Inc.      Stoel Rives LLP
110 Main Street, Suite 100                 600 University St., Suite 3600
Edmonds, WA  98020                         Seattle, WA   98101-3197
Facsimile: (425) 774-0103                  Facsimile: (206) 386-7500
Attention:  Sheryl A. Symonds,             Attention: L. John Stevenson, Jr.
General Counsel
-----------------------------------------------------------------------------
To Company:                                With a copy to:
-----------------------------------------------------------------------------
NOVA-TECH Engineering, Inc.                Karr Tuttle Campbell
115 Second Avenue North                    1201 Third Avenue, Suite 2900
Edmonds, WA 98020-3101                     Seattle, WA 98101-3028
Facsimile: (425) 774-3074                  Facsimile: (206) 682-7100
Attention: President                       Attention: Walter M. Maas III
-----------------------------------------------------------------------------
To the Individual Shareholders:            With a copy to:
-----------------------------------------------------------------------------
Mr. Hans Herrmann                          Karr Tuttle Campbell
512 N.W. 195th                             1201 Third Avenue, Suite 2900
Shoreline, WA 98177                        Seattle, WA  98101-3028
                                           Facsimile: (206) 682-7100
Mr. Karl Herrmann                          Attention: Walter M. Maas III
7200 - 34th N.W.
Seattle, WA 98117
-----------------------------------------------------------------------------
To the ESOP:                               With a copy to:
-----------------------------------------------------------------------------
NOVA-TECH Engineering, Inc.                Lukins & Annis, P.S.
Employee Stock Ownership Trust             1600 Washington Trust
Alaska Trust Company, Trustee              Financial Center
1029 - 3rd Ave., Suite 601                 West 717 Sprague Avenue
Anchorage, Alaska  99501-1649              Spokane, WA 99201-0466
Facsimile:  (907) 258-1649                 Facsimile: (509) 747-2323
Attention:  Douglas J. Blattmachr          Attention: Philip J. Carstens, Jr.
-----------------------------------------------------------------------------

     6.5  No Assignment.  Neither this Agreement nor any rights or obligations
          -------------
hereunder may be assigned by operation of law or otherwise.

     6.6  Titles and Captions.  The section titles, captions and headings in
          -------------------
this Agreement are for convenience only and shall not be deemed part of this Agreement or in any way intended to define, limit, extend or define the scope or intent of any provisions of this Agreement.

     6.7  Waiver.  No failure by any party to this Agreement to insist upon the
          ------
strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party by notice pursuant to this Agreement may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations under this Agreement, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every other covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

     6.8  Amendment.  This Agreement may be amended with respect to any
          ---------
provision contained in this Agreement by a written instrument duly executed on behalf of each party to this Agreement.

     6.9  Severability.  If any condition, covenant or other provision in this
          ------------
Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, condition or provision of this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed reformed and valid to the extent of the scope or breadth permitted by law.

     6.10 Rights and Remedies.  The rights and remedies of the parties under
          -------------------
this Agreement shall not be mutually exclusive and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provision.

     6.11 Attorney Fees.  In the event of any legal action arising from or
          -------------
relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all of the prevailing party's costs and expenses, including reasonable attorney fees, incurred in legal action.

     6.12 Governing Law.  This Agreement and the Stock Purchase shall be
          -------------
governed by and construed in accordance with the laws of the State of Washington, without giving effect to conflicts of laws principles.

     6.13 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement.

     6.14 Entire Agreement; No Other Beneficiaries.  This Agreement, including
          ----------------------------------------
the attached Schedules and Exhibits, and the Confidentiality Agreement, constitute the entire agreement between the parties and supersede all prior agreements or understandings between parties, written or oral, as to the subject matter of this Agreement. This Agreement is solely among the parties hereto and is not intended, and shall not be construed, to benefit any person or entity that is not a party to this Agreement.

Executed as of the date first written above.

                    COMPANY:

                    NOVA-TECH ENGINEERING, INC.


                    By     /s/ Hans Herrmann
                      -------------------------------------
                         Its President

                    SHAREHOLDERS:

                    /s/ Hans Herrmann
                    ---------------------------------------
                    Hans Herrmann


                    /s/ Karl Herrmann
                    ---------------------------------------
                    Karl Herrmann

                              NOVA-TECH Engineering, Inc. Employee Stock
                              Ownership Trust

                              By:   Alaska Trust Company
                                    Its Trustee

                                    By   /s/ Douglas J. Blattmachr
                                         ----------------------------------
                                         Douglas J. Blattmachr
                                         Its President and CEO

                              PA&E:

                              PACIFIC AEROSPACE & ELECTRONICS, INC.

                              By:   /s/ Donald A. Wright
                                    ---------------------------------------
                                    Donald A. Wright
                                    Its President

                              BUYER:

                              SKAGIT ENGINEERING & MANUFACTURING,
                              INC.

                              By:   /s/ Donald A. Wright
                                    ---------------------------------------
                                    Donald A. Wright
                                    Its Executive Vice President

                               Consent of Spouse
                               -----------------

       The undersigned spouse of Hans Herrmann hereby joins in, consents to and agrees to be bound by the foregoing Asset Purchase Agreement, to the extent necessary to bind the marital community.


                                 Dated as of March 23, 2000.


                                 /s/ Heidi U. Herrmann
                                 -------------------------------------
                                 Please Print Name:  Heidi U. Herrmann
                                                   -------------------



                                 Confirmation
                                 ------------

       The undersigned Karl Herrmann hereby confirms, represents and warrants to PA&E that he is not married.


                                 Dated as of March 22, 2000.


                                 /s/ Karl Herrmann
                                 -----------------------------------
                                 Karl Herrmann

         List of Exhibits and Schedules to the Asset Purchase Agreement

The following list briefly identifies the contents of all exhibits and schedules to the Asset Purchase Agreement, dated as of March 22, 2000, between Pacific Aerospace & Electronics, Inc., Skagit Engineering & Manufacturing, Inc., Nova-Tech Engineering, Inc. and the Shareholders of Nova-Tech Engineering, Inc. (the "Agreement"). All of the exhibits and schedules listed below are omitted from the Agreement filed as Exhibit 2.1 to the foregoing quarterly report on Form 10-Q, pursuant to Regulation S-K, item 601(b)(2). The Company agrees to furnish supplementally a copy of any of the omitted exhibits and schedules to the Securities and Exchange Commission upon request.

EXHIBITS:
       Exhibit A - Bill of Sale
       Exhibit B - Assignment and Assumption Agreement
       Exhibit C - Employment Agreements

SCHEDULES:
       Schedule 1.3           Excluded Assets
       Schedule 1.4           Permitted Liens
       Schedule 2.1.2         Capitalization
       Schedule 2.1.3         Interests in Other Entities
       Schedule 2.1.5(b)      Absence of Undisclosed Liabilities
       Schedule 2.1.5(c)      Accounts Receivable
       Schedule 2.1.6         Litigation
       Schedule 2.1.7         Absence of Changes
       Schedule 2.1.8         Taxes
       Schedule 2.1.9         Compliance With Laws
       Schedule 2.1.10        Contracts
       Schedule 2.1.11        Intellectual Property
       Schedule 2.1.12        Insurance Policies
       Schedule 2.1.13        Environmental Matters
       Schedule 2.1.14        Labor Matters
       Schedule 2.1.15        Employee Benefit Matters
       Schedule 2.1.16        Employee Matters
       Schedule 2.1.17(a)     Real Property
       Schedule 2.1.17(c)     Tangible Personal Property
       Schedule 2.1.18        Permits and Licenses
       Schedule 2.1.19        Certain Interests
       Schedule 2.1.21        Consents and Approvals (Company)
       Schedule 2.1.23        Warranties
       Schedule 2.2.5         Consents and Approvals (PA&E)